Exhibit 4.2
GLOBAL SECURITY
               THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
               UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF) DTC, ANY TRANSFER, PLEDGE OR OTHER USE THEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
SMITH INTERNATIONAL, INC.
8.625% Notes due 2014

CUSIP NO. 832110 AK6	$300,000,000
               Smith International, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Three Hundred Million Dollars ($300,000,000) (which amount may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, in accordance with the rules and procedures of the Depositary) on March 15, 2014, and to pay interest thereon from the most recent Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid, from and including March 19, 2009, semiannually in arrears in cash on March 15 and September 15 in each year, commencing September 15, 2009 at the rate of 8.625% per annum, until the principal hereof is paid or made available for payment. Interest will be computed on the basis of a 360 day year comprised of twelve 30 day months.
               The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day), immediately preceding such Interest Payment Date. In the event that any Interest

Payment Date is not a Business Day, interest shall be paid on the next Business Day without any interest or other payment due to the delay. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a subsequent record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such subsequent record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. If this Security is a Global Security, then notwithstanding the foregoing, each such payment will be made in accordance with the procedures of the Depositary as then in effect.
               Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
               Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
     Dated: March 19, 2009

SMITH INTERNATIONAL, INC.
By:	/s/ Margaret K. Dorman
	Name:	Margaret K. Dorman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer
Attest:

/s/ Richard E. Chandler, Jr.
Name:	Richard E. Chandler, Jr.
Title:	Senior Vice President, General Counsel and Secretary

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Franca M. Ferrera
Authorized Signatory

Dated: March 19, 2009

REVERSE OF GLOBAL SECURITY
               This Security is one of a duly authorized issue of Securities of the Company designated as its 8.625% Senior Notes due 2014 (herein called the “Securities”), initially limited in aggregate principal amount to $300,000,000, issued under an indenture dated as of September 8, 1997 (herein called the “Original Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by a first supplemental indenture, dated as of March 19, 2009, between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.
               The Securities will bear interest, payable on each Interest Payment Date to Holders of record on the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date, at 8.625% per annum until March 15, 2014 or the cancellation of the Securities. In the event that any Interest Payment Date is not a Business Day, interest shall be paid on the next Business Day without any interest or other payment due to the delay.
               The Securities are the Company’s unsecured senior obligation and rank equally with the Company’s other existing and future unsecured senior indebtedness. The Securities are redeemable, in whole or in part, at any time or from time to time, by the Company mailing notice to the registered address of each Holder of Securities at least 30 days but not more than 60 days prior to the redemption. The Redemption Price will be equal to the accrued interest thereon to the Redemption Date plus the greater of (1) 100% of the principal amount of the Securities to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below) plus 50 basis points.
               “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.
               “Comparable Treasury Price” means, with respect to any Redemption Date, as determined by the Company (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

               “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.
               “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer, at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
               “Reference Treasury Dealers” means J.P. Morgan Securities Inc., Banc of America Securities LLC and the Primary Treasury Dealer selected by Wachovia Capital Markets, LLC and their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of J.P. Morgan Securities Inc., Banc of America Securities LLC and the Primary Treasury Dealer selected by Wachovia Capital Markets, LLC or any of their respective affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.
               “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.
               Unless the Company defaults in the payment of the Redemption Price and accrued interest, on and after the Redemption Date interest will cease to accrue on the Securities thereof called for redemption. In the event that any Redemption Date is not a Business Day, the Company will pay the Redemption Price on the next Business Day without any interest or other payment due to the delay.
               The Securities do not have the benefit of a sinking fund.
               If a Change of Control Repurchase Event (as defined below) occurs with respect to the Securities pursuant to Section 2.09 of the First Supplemental Indenture, unless the Company has exercised its right to redeem such Securities pursuant to Section 2.08 of the First Supplemental Indenture, the Company will make an offer to each Holder of the Securities to repurchase all or any part (in amounts of $2,000 and integral multiples of $1,000 in excess thereof) of the Securities held by such Holder at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased, plus any accrued and unpaid interest on the Securities repurchased to the date of repurchase. Within 30 days following the consummation of any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
               The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities by virtue of such conflict.
               On the Change of Control Payment Date, the Company will, to the extent lawful:
•	accept for payment all Securities or portions of Securities (in amounts of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Company’s Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities or portion of Securities properly tendered and not withdrawn; and

•	deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities being purchased by the Company.
               The Paying Agent will promptly mail to each Holder of properly tendered Securities the repurchase price for the Securities, and the Trustee will promptly authenticate (upon its receipt of executed Securities from the Company) and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided, that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.
               The Company will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by the Company, and such third party purchases all Securities properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its Change of Control Offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default by such third party as though it were the date of the Change of Control Repurchase Event.
               “Below Investment Grade Rating Event” means the ratings on the Securities are lowered by each of the Rating Agencies and the Securities are rated below Investment Grade by each of the Rating Agencies on any date from the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
               “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and those of its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one or more of its subsidiaries; (2) the consummation of any transaction or series of related transactions (including, without limitation, any merger, amalgamation, arrangement or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock of the Company, measured by voting power rather than by number of shares; (3) the Company consolidates, amalgamates or enters into an arrangement with, or merge with or into, any Person, or any Person consolidates, amalgamates or enters into an arrangement with, or merges with or into, the Company, in any such event pursuant to a transaction or series of transactions in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors is not comprised of Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be considered a Change of Control if (a) the Company becomes direct or indirect wholly owned subsidiary of a holding company and (b) immediately following that transaction (y) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the outstanding Voting Stock immediately prior to that transaction or (z) the shares of the Company’s Voting Stock immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the holding company immediately after giving effect to such transaction.
               “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

               “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the issuance of the Securities; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).
               “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.
               “Moody’s” means Moody’s Investors Service Inc.
               “Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, as the case may be, and that is reasonably acceptable to the Trustee.
               “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
               “Voting Stock” means all classes of Capital Stock of a Person then outstanding entitled to vote in elections of directors or Persons performing similar functions, whether at all times or only so long as no senior class of stock has such voting power by reason of contingency.
               The Company may, from time to time, without the consent of the existing Holders of the Securities, issue additional securities under the Indenture having the same terms as the Securities in all respects, except for the issue date, the issue price and the initial interest payment date. Any such additional securities will be consolidated with and form a single series with the Securities.
               In addition to the Securities, the Company may issue other series of debt securities under the Indenture. There is no limit on the total aggregate principal amount of debt securities that the Company may issue under the Indenture.
               If an Event of Default shall occur and be continuing, the principal amount of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.
               The Indenture contains provisions for defeasance at any time, upon compliance with certain conditions set forth therein, of (i) the entire Indebtedness evidenced by this Security or (ii) certain restrictive covenants and Events of Default with respect to this Security.

               The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Outstanding Securities, on behalf of the Holders of all the Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
               As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities, (ii) the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to the Trustee and (iii) the Trustee shall not have received from the Holders of a majority in principal amount of Outstanding Securities a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.
               No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
               As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
               The Securities are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

               No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
               Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
               In the event of a deposit or withdrawal of an interest in this Security, including an exchange, transfer, or redemption of this Security in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the rules and procedures of the Depositary. The depository shall initially be The Depository Trust Company.
               All defined terms used in this Security but not defined herein shall have the meanings assigned to them in the Indenture or the First Supplemental Indenture, as applicable.

ASSIGNMENT FORM
          If you want to assign this Security, fill in the form below and have your signature guaranteed:
          I or we assign and transfer this Security to:

(Print or type name, address and zip code and social security or tax ID number of assignee)
and irrevocably appoint                                                                                agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Signed:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:
          NOTICE: To be executed by an executive officer